For further information, contact: Paul A. Bragg - Chairman and Chief Executive Officer

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VANTAGE DRILLING ANNOUNCES THE TERMINATION OF THE SEADRAGON MANAGEMENT CONTRACTS

Houston, TX - 1/3/11 -Vantage Drilling Company ("Vantage" or the "Company") (AMEX: VTG-U) (AMEX: VTG) (AMEX: VTG-WS) announced that its customer for the two SeaDragon semisubmersible units has reached an agreement to sell the units to Seadrill. As a result of this sales agreement the customer has notified us that they intend to terminate the management contracts for the SeaDragon semisubmersibles. Vantage is currently providing construction oversight services for SeaDragon I and SeaDragon II, which are nearing completion. Vantage also had been contracted to operate the units post-construction.

Paul A. Bragg, Chairman and CEO of Vantage stated, "We are obviously disappointed that the owner has chosen to sell the rigs to a party other than Vantage. We have treated these rigs as our own since becoming involved in the project several years ago. I believe that the driller's perspective and attention to quality we have provided, have added significant value. Indeed, we congratulate the new owner---we believe they are acquiring excellent units. These are the type of rigs that are needed today in the industry and the type that remain our focus. We strongly considered acquiring these units, however as we are still a young company, with the uncertain contract status of the units ,we were not prepared to take excessive risks in terms of our offer. I think investors should take comfort in that fact and also that there are other attractive opportunities for us, both for acquisition and for management projects. We have had an outstanding string of accomplishments in 2010, culminating with the start up of our ultra-deepwater drillship Platinum Explorer earlier this week, that are the cornerstone to building shareholder value. We believe that improving industry conditions and company-specific opportunities will continue a healthy development of Vantage in 2011."

Vantage, a Cayman Islands exempted company, is an offshore drilling contractor, with an owned fleet of four Baker Marine Pacific Class 375 ultra-premium jackup drilling rigs and one ultra-deepwater drillship, the Platinum Explorer. Vantage's primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells. Vantage also provides construction supervision services for, and will operate and manage, drilling units owned by others. Through its fleet of seven owned and managed drilling units, Vantage is a provider of offshore contract drilling services globally to major, national and large independent oil and natural gas companies.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the company's filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.